Exhibit 99.1

Contact:

Kearstin Patterson

Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics Reports 2010 Second Quarter

Earnings Results

Enrollment of Canadian Patients Completed in Augment™ Injectable Pivotal Trial

Franklin, Tenn. – August 5, 2010 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three and six months ended June 30, 2010.  For the three months ended June 30, 2010, the Company reported a net loss of $7.7 million, or $0.35 per diluted share, compared to a net loss of $6.3 million, or $0.32 per diluted share, for the same period in 2009.  For the six months ended June 30, 2010, the Company reported a net loss of $16.2 million, or $0.73 per diluted share, compared to a net loss of $14.3 million, or $0.75 per diluted share, for the same period in 2009.   The Company ended the quarter with $60.7 million of cash and cash equivalents and investments.

“BioMimetic made good progress in the second quarter across all clinical programs and major corporate objectives,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “Our Augment PMA was filed by the FDA, and we released positive data from both our Augment North American and European studies. We completed Canadian enrollment in the Augment Injectable pivotal clinical trial, submitted the RFD for Augment Injectable in the U.S. and released exciting pre-clinical results from our sports medicine program.  We have a strong balance sheet along with strong clinical outcomes, and these fundamentals position us well toward our goal of becoming the premier orthobiologics company in the musculoskeletal space.”

Recent Product Development and Corporate Highlights

Over the last few months of 2010, the Company made advancements in its product development programs and other critical business areas:

Augment™ Bone Graft

  In June 2010, the Company announced the Food & Drug Administration (FDA) accepted for review its Premarket Approval (PMA) application for Augment Bone Graft for use in foot and ankle fusions in the U.S.   The FDA has now filed the application and begun the comprehensive review of the clinical module.

  In July 2010, the Company announced the final results of its North American Pivotal Study comparing Augment to autograft in foot and ankle fusion surgery.  The Company reported the entire 52-week data set, which demonstrate that 15 out of 16 secondary endpoints were statistically significant for non-inferiority.  This conclusion reinforces the previously announced 24-week study findings. Clinically and radiographically, Augment was comparable to autograft with 52-week clinical healing rates of 87.8% and 88.3%, and therapeutic failure rates of 7.3% and 8.0%, respectively.

  The Company also reported the results of the European Union (EU) Augment foot and ankle fusion study, which included 108 patients at 11 clinical centers in Europe.  This single arm study (all patients received Augment) showed results consistent with other Augment clinical studies reported to date.  The seven percent revision rate was very similar to the therapeutic failure rate observed in the U.S. pivotal trial for Augment and autograft (7.3%-8.0%) and the Canadian registration trial (10%). The Company expects to submit these confirmatory data, along with North American trial data, to European regulatory authorities later this year in order to gain marketing approval in the EU.

  Additionally in July, Dr. Nicholas Abidi, a practicing orthopedic surgeon and a clinical investigator in the BioMimetic pivotal trial, presented for the first time the results of a recently completed study that quantifies the direct medical costs of harvesting autograft, the current standard of care, in foot and ankle fusion procedures.  The study, which was supported by BioMimetic, concluded that the cost of harvesting autograft is between $1,100 and $2,400 per patient depending on the harvest site. The Company believes this study will help support the reimbursement strategy for use of Augment as opposed to autograft in foot and ankle procedures.

  The Company continues to make progress in the commercialization of Augment in Canada with the recent addition of several key institutions that have either used or approved the use of Augment, bringing the total number of institutions to eight.  The Company is expanding the number of representatives selling Augment in order to effectively penetrate the market and meet its internal objective of having 20 to 25 unique institutions approved to sell the product by year end. The Company has also hired a sales manager in Canada to work directly with distributor sales representatives and surgeons.

  On July 27, 2010, the FDA convened an Orthopedic Advisory Panel to review the PMA for Medtronic’s Amplify™ product, which is a combination of BMP-2 and a collagen/calcium phosphate matrix.  Among the issues of concern for the panel were 1) an apparently higher cancer risk for the Amplify treated patient group as compared with the autograft control; and 2) a potentially concerning finding from a pre-clinical reproductive toxicity study showing abnormal ossification in the fetus of treated rabbits.  In response to questions of how these issues might impact the Augment PMA and upcoming Panel meeting, BioMimetic is releasing some data from its PMA that relate directly to these findings.  The incidence of cancer at one year in the Augment pivotal trial was 1.1% (3/272) for the Augment group and 1.4% (2/142) for the autograft group.

Additionally, a long term carcinogenicity study was performed as part of the pre-clinical testing reported in the Augment PMA.  The results of this study showed no indication of a cancer signal.

Finally, as part of BioMimetic’s pre-clinical evaluation of Augment, the Company conducted a reproductive toxicity study designed to evaluate any risk to pregnant rats and their fetuses.  The result of this study demonstrated no abnormal reaction of any type, which included no abnormal ossification in fetuses as was seen in the Medtronic study. Further, no antibodies to the treatment were detected in either the parent rat or fetuses evaluated.

Augment Injectable™ Bone Graft

  The Company has completed the enrollment of 75 patients in the Canadian pivotal trial evaluating the safety and effectiveness of Augment Injectable Bone Graft as a substitute for autograft in foot and ankle fusion procedures. The Company has decided to separate the ongoing Canadian study from the anticipated U.S. study and to administer each as a stand-alone pivotal trial. The Canadian study is designed as a randomized, controlled, non-inferiority trial comparing Augment to autograft, with the two treatments randomized 5:1, respectively. The primary endpoint of the study is the percent of patients fused, as measured by CT scans, at six months.  All patients will be followed for a period of twelve months. The evaluation of all CT scans and X-rays will be done by a blinded, independent radiologist, who will assess radiographic fusion (bone healing). Discussions with Health Canada are planned with the ultimate goal of a DLA submission based on these data.

The Company continues to work with the FDA to gain IDE approval for a U.S. pivotal study with Augment Injectable Bone Graft.  In response to our ongoing discussions with the FDA regarding the IDE, in the second quarter of this year the Company filed a Request for Designation (RFD) with respect to Augment Injectable. If the FDA confirms that Augment Injectable will be reviewed as a device, the Company expects to receive a final decision on the IDE in the fourth quarter of 2010.

Sports Medicine

  At the American Orthopedic Foot and Ankle Society (AOFAS) meeting in July, the Company announced data from a preclinical study regarding the role of rhPDGF-BB in the treatment of tendinosis in rats. A one-time injection of various concentrations of rhPDGF-BB was delivered to damaged rat tendons. The study included 165 animals, and assessments were made at seven and 21 days post injection. The study demonstrated that the reparative response of the tendon was improved with rhPDGF-BB injection, and no safety issues were identified.

  Also at AOFAS, data were announced from a preclinical study evaluating the role of rhPDGF-BB in the repair of cartilage defects. In this study, rhPDGF-BB combined with a biphasic osteochondral plug was tested in a goat cartilage defect model (N=32 goats). This study demonstrated statistically significant improvements in gross morphology, bone formation on microCT (computed tomography) scans and histologic cartilage repair scores for the rhPDGF-BB treatments versus the biphasic plug alone (without the rhPDGF-BB).  In addition, no safety issues were identified in this study.

  The Company believes the findings from both studies described above provide further support of the potential of rhPDGF-BB in the sports medicine market. Both studies are expected to be presented in more depth at the Orthopedic Research Society (ORS) meeting early next year.  Further, the Company continues to work toward the initiation of a pilot trial for a sports medicine indication around year end.

Corporate

  In July 2010, the Company offered 5,000,000 shares of common stock at a price to the public of $8.50 per share.  Prior to closing, the underwriters exercised their over-allotment option to purchase an additional approximately 642,000 shares of common stock. As a result, BioMimetic sold a total of approximately 5.64 million shares of its common stock.  After underwriting discounts and commissions and estimated offering expenses, BioMimetic received net proceeds of approximately $45 million. J.P. Morgan Securities Inc. acted as the sole lead book-running manager of the offering.  Canaccord Genuity and Wedbush PacGrow Life Sciences served as co-managers.

•         On June 17, 2010, the Company held its annual meeting of stockholders at its headquarters in Franklin, Tennessee.  The Company’s stockholders voted in favor of all proposals identified in the Proxy Statement. Re-elected to the board of directors for three year terms expiring at the 2013 annual meeting of stockholders were Gary E. Friedlaender, M.D. and Douglas G. Watson, who are both Class II directors.  In other voting, stockholders approved the amendment to the 2001 long-term stock incentive plan increasing the aggregate pool of stock options available under the plan to 6,019,723, which represents an increase of 2,000,000 shares to the previous pool of 4,019,723 shares.  Stockholders also ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  No other business was conducted at the meeting.

Additional Financial Results

As of June 30, 2010, the Company had approximately $9.0 million in cash and cash equivalents and $51.7 million of investments in U.S. government sponsored enterprise (“GSE”) securities and U.S. Treasury Notes.

For the three and six months ended June 30, 2010, the Company reported total revenues of $0.4 million and $0.7 million, respectively, consisting of royalty income and sublicense fee income.  This compares to total revenues of $0.4 million and $0.8 million, respectively, recorded for the three and six months ended June 30, 2009.

Research and development expenses totaled $3.9 million for the three months ended June 30, 2010, compared to $5.2 million for the same period in 2009.  For the six months ended June 30, 2010, research and development expenses totaled $8.1 million, compared to $10.3 million for the same period in 2009.  Research and development expenses include outside professional services expenses, as well as salaries, wages and related benefits, payroll taxes and stock compensation expense, and result primarily from clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the European Union, as well as continuing expenses associated with new and ongoing pre-clinical studies and regulatory filings.  The decrease in 2010 research and development expenses was partially due to decreases in contract manufacturing and professional services costs related to clinical trials, which decreased by a combined $0.7 million and $1.3 million for the three and six months ended June 30, 2010, respectively, since certain clinical trials came to a close in 2009 and certain clinical supplies and services were no longer needed.  In addition, professional services costs for validation consulting, regulatory and outside research and development, salary and benefits expense, recruiting and relocation expenses, and general activities of the R&D programs decreased by a combined $0.6 million and $0.9 million for the three and six months ended June 30, 2010, respectively.

General and administrative expenses totaled $3.3 million for the three months ended June 30, 2010, compared to $2.4 million for the same period in 2009.  For the six months ended June 30, 2010, general and administrative expenses totaled $7.1 million, compared to $4.8 million for the same period in 2009.  The increase in 2010 general and administrative expenses resulted partially from increased professional services costs, consisting mostly of increases to professional fees in preparation for future commercialization activities, which increased by approximately $0.4 million and $1.5 million for the three and six months ended June 30, 2010, respectively.  In addition, salaries, wages and related benefits, payroll taxes, stock compensation expense, as well as rent, utility and maintenance costs for the Company’s facilities, increased by a combined $0.3 million and $0.7 million for the three and six months ended June 30, 2010, respectively.

2010 Financial Guidance

Based on current operating plans, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2010 year-end balance of cash, cash equivalents and investments to range from $84.0 to $91.0 million, and anticipates its net cash inflow will be between $9.0 and $16.0 million.  This includes the approximately $45 million in net proceeds from the July 2010 public stock offering.  Net loss for the year ending December 31, 2010 is forecasted to be in the range of $34.0 to $41.0 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast on Thursday, August 5, 2010 at 4:30 p.m. EDT to discuss the second quarter financial results.  A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com.  The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on August 5, 2010 by dialing (877) 224-4059 for U.S. and Canada.  The passcode for the call is 91640621.  The international dial in number is (706) 902-2069 and the same passcode applies.   Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics is a biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration.  rhPDGF-BB is a synthetic form of one of the body's principal agents to stimulate and direct healing and regeneration.  The mechanism of action of this platform technology suggests it may be effective in a broad array of musculoskeletal applications, including the repair of bone, ligament, tendon and cartilage. Through the commercialization of this technology, BioMimetic seeks to become the leading company in the field of orthopedic regenerative medicine. In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and ongoing clinical trials with its product candidates Augment™ Bone Graft and Augment™ Injectable Bone Graft  in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment as an alternative to the use of autograft in foot and ankle fusion indications in Canada. In May 2010, the Company’s Pre-Marketing Approval (PMA) application for the approval of Augment Bone Graft was filed with the FDA.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements.  BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

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BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$ 9,059,520	$ 21,543,347
Investments - short term	42,179,708	47,001,504
Receivables - trade	-	78,000
Receivables - other	370,714	612,020
Inventory	1,075,990	1,044,305
Prepaid expenses	790,955	647,156
Total current assets	53,476,887	70,926,332
Investments - long term	9,498,800	6,513,975
Prepaid expenses - long term	4,827	5,418
Property and equipment, net	7,771,348	8,156,842
Capitalized patent license fees, net	2,254,491	2,924,614
Deposits	397,750	385,000
Total assets	$ 73,404,103	$ 88,912,181

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,398,314	$ 2,255,748
Accrued payroll, employee benefits and payroll taxes	1,930,185	2,299,237
Other accrued expenses	303,684	135,070
Current portion of capital lease obligations	40,671	56,520
Deferred revenue	971,188	971,188
Total current liabilities	4,644,042	5,717,763
Accrued rent - related party	418,885	418,305
Capital lease obligations	148,031	174,818
Deferred revenue	15,068,075	15,549,678
Total liabilities	20,279,033	21,860,564

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
no shares issued and outstanding as of June 30, 2010
and December 31, 2009	-	-
Common stock, $0.001 par value; 37,500,000 shares authorized;
22,128,674 shares issued and outstanding as of June 30, 2010;
21,825,028 shares issued and outstanding as of December 31, 2009	22,129	21,825
Additional paid-in capital	162,786,336	160,532,625
Accumulated other comprehensive income	14,151	17,387
Accumulated deficit	(109,697,546)	(93,520,220)
Total stockholders’ equity	53,125,070	67,051,617
Total liabilities and stockholders’ equity	$ 73,404,103	$ 88,912,181

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Royalty income	$ 132,432	$ 131,228	$ 245,290	$ 270,362
Sublicense fee income	242,132	242,132	481,603	481,603
Total revenues	374,564	373,360	726,893	751,965
Costs and expenses:
Research and development	3,934,333	5,159,144	8,117,883	10,346,571
General and administrative	3,252,066	2,388,780	7,080,975	4,779,320
Depreciation and capital lease amortization	325,604	339,397	643,892	681,966
Patent license fee amortization	546,136	696,095	1,092,258	1,469,419
Total costs and expenses	8,058,139	8,583,416	16,935,008	17,277,276
Loss from operations	(7,683,575)	(8,210,056)	(16,208,115)	(16,525,311)
Interest expense, net	(584)	(67,604)	(2,332)	(160,380)
Investment income, net	29,274	1,972,731	60,801	2,349,411
Loss on disposal of equipment and other	(200)	-	(27,680)	-
Loss before income taxes	(7,655,085)	(6,304,929)	(16,177,326)	(14,336,280)
Income taxes	-	-	-	-
Net loss	$ (7,655,085)	$ (6,304,929)	$(16,177,326)	$(14,336,280)
Net loss per common share:
Basic	$ (0.35)	$ (0.32)	$ (0.73)	$ (0.75)
Diluted	$ (0.35)	$ (0.32)	$ (0.73)	$ (0.75)
Weighted average shares used to compute net
loss per common share:
Basic	22,120,996	19,723,532	22,016,584	19,221,488
Diluted	22,120,996	19,723,532	22,016,584	19,221,488